NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES NYSE American LLC ("NYSE American" or the "Exchange") hereby notifies the Securities and Exchange Commission (the "Commission") of its intention to remove the entire class of Class A Common Stock, par value $0.0001 per share, Units, each consisting of one share of Class A Common Stock and one-half of one Redeemable Warrant, Redeemable Warrants, each whole warrant exercisable for one share of Class A Common Stock, each at an exercise price of $11.50 per share (the "Securities") of Athena Technology Acquisition Corp. II (the "Company") from listing and registration on the Exchange on December 30, 2024, pursuant to the provisions of Rule 12d2-2(b) because, in the opinion of the Exchange, the Securities are no longer suitable for continued listing and trading on NYSE American. The Exchange has determined that the Company's Securities are no longer suitable for listing pursuant to Sections 119(b) and 119(f) of the NYSE American Company Guide because the Company failed to consummate a business combination within (i) 36 months of the effectiveness of its initial public offering registration statement, or (ii) such shorter period that the Company specified in its registration statement. The Company was notified on December 10, 2024. Pursuant to the above authorization, a press release regarding the proposed delisting was issued and posted on the Exchange's website on December 10, 2024. On December 10, 2024, the Exchange determined that the Securities of the Company should be suspended from trading and directed the preparation and filing with the Commission of this application for the removal of the Securities from listing and registration on NYSE American. The Company had a right to appeal to a Committee of the Board of Directors of the Exchange the determination to delist the Securities, provided it filed a written request for such a review with the Secretary of the Exchange within seven calendar days of receiving notice of the delisting determination. The Company did not file such request within the specified period. Consequently, all conditions precedent under SEC Rule 12d2-2(b) to the filing of this application have been satisfied.